Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus that forms a part of the Registration Statement of Park Hotels & Resorts, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 21, 2019, with respect to the consolidated financial statements and schedule of Chesapeake Lodging Trust, and the effectiveness of internal control over financial reporting of Chesapeake Lodging Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA

June 14, 2019